Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Sandra Curlander

303-222-2539

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Second Quarter

2007 Results

•	Diluted EPS Increased 81.8% to $0.60

•	32 New Restaurants Opened

•	Comparable Restaurant Sales Increased 11.6%

Denver, Colorado – (Business Wire) – July 31, 2007 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its second quarter ended June 30, 2007.

Highlights for the second quarter of 2007 as compared to the second quarter of 2006 include:

•	Revenue increased 33.9% to $274.3 million

•	Comparable restaurant sales increased 11.6%

•	Restaurant level operating margins increased 150 basis points to 23.2%

•	Net income increased 85.1% to $20.0 million

•	Diluted earnings per share increased 81.8% to $0.60

Highlights for the six months ended June 30, 2007 as compared to the prior year period include:

•	Revenue increased 30.2% to $510.4 million

•	Comparable restaurant sales increased 10.0%

•	Restaurant level operating margins increased 110 basis points to 22.1%

•	Net income increased 72.6% to $32.4 million

•	Diluted earnings per share increased 66.1% to $0.98

“Our strong second quarter and year-to-date performance reflects the loyalty of our existing customers, brand acceptance by new customers, and the excellence of our restaurant managers and crew as they focus on constant improvement to each aspect of our business,” said Chipotle Founder, Chairman and CEO Steve Ells. “During the quarter, we advanced our Food With Integrity vision as 73% of our restaurants now serve naturally raised chicken and 46% serve naturally raised beef, in addition to the 100% naturally raised pork already served in our restaurants. Our strong economic model allows for investment in naturally raised meats and quality raw ingredients, and our customers continue to recognize Chipotle for our commitment to serving great tasting food.”

Monty Moran, President & COO added, “Once again our restaurant managers and crew have demonstrated the ability to deliver great customer service while continuously improving restaurant operations. With a strong bench of managers and an empowered crew, we’ve been able to further improve our unit economic model by better aligning labor with customer demand. As a result of having this strong team in our restaurants, we experienced additional improvements to our restaurant margins during the quarter.”

Second Quarter 2007 Results

Revenue for the second quarter of 2007 increased 33.9% to $274.3 million from $204.9 million in the second quarter of 2006. This growth in revenue was attributable to new restaurants not in the comparable base and an 11.6% increase in comparable restaurant sales in the second quarter. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 32 restaurants during the second quarter of 2007, including 30 restaurants in existing markets and two restaurants in new markets.

Restaurant level operating margins increased to 23.2% in the second quarter of 2007 from 21.7% in the second quarter of 2006, primarily due to efficiencies in labor, menu price increases associated with the addition of naturally raised meats in certain markets, and improved restaurant level controls. These improvements were partially offset by higher food costs.

General and administrative expenses were $18.1 million in the second quarter of 2007, or 6.6% of revenue, compared to $17.6 million in the second quarter of 2006, or 8.6% of revenue. In the second quarter of 2007, general and administrative expenses declined as a percentage of revenue due to the effect of economies of scale from higher restaurant sales. The second quarter general and administrative expenses also benefited from the removal of the remaining $1.2 million reserve, or $0.02 per diluted share, associated with credit card transactions.

Income from operations increased to $30.7 million for the second quarter of 2007, compared to $15.9 million in the second quarter of 2006.

Net income for the second quarter of 2007 was $20.0 million, or $0.60 per diluted share, compared to $10.8 million, or $0.33 per diluted share in the second quarter of 2006.

Results for the six months ended June 30, 2007

Revenue for the six months ended June 30, 2007 increased 30.2% to $510.4 million from $392.0 million in the prior year period. This growth in revenue was attributable to new restaurants not in the comparable base and a 10.0% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 60 restaurants during the period including 58 restaurants in existing markets and two restaurants in new markets.

Restaurant level operating margins increased to 22.1% in the period, versus 21.0% in the six months ended June 30, 2006, primarily due to efficiencies in labor, menu price increases associated with the addition of naturally raised meats, and improved restaurant level controls. These improvements were partially offset by higher food costs.

General and administrative expenses were $35.1 million for the six months ended June 30, 2007, or 6.9% of revenues, compared to $32.9 million, or 8.4% of revenues for the prior year period. General and administrative expenses declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales, and include a benefit from the removal of the remaining $1.2 million reserve, or $0.02 per diluted share, associated with credit card transactions.

Income from operations increased to $49.3 million for the six months ended June 30, 2007, compared to $28.6 million a year ago.

Net income for the six months ended June 30, 2007 was $32.4 million, or $0.98 per diluted share, compared to $18.8 million, or $0.59 per diluted share in the prior year period.

“Our sales growth and operational efficiencies continued to drive our increased restaurant level margins and overall profitability in the second quarter and year-to-date,” said Jack Hartung, Chief Finance and Development Officer. “As a result of our strong sales momentum through June, we are increasing our expectation for full year comparable restaurant sales to the high single to low double digit range. We continue to expect to open 110 to 120 new restaurants in 2007, and remain confident in our ability to grow diluted earnings per share over the long-term at an average annual rate of at least 25%.”

Outlook

For the full year 2007, management is updating its expectations for comparable restaurant sales by increasing the forecast to the high single to low double digit range.

Management also continues to expect the following for 2007:

•	110 - 120 new restaurant openings

•	Non-cash stock compensation expense of approximately $8.0 to $8.5 million which includes 10 months of expense for the 2007 grants

•	An effective tax rate of approximately 38.0%

•	Diluted weighted average common shares outstanding of approximately 33.25 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

Conference Call

Chipotle will host a conference call to discuss second quarter 2007 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Finance and Development Officer.

The conference call can be accessed live over the phone by dialing 1-800-811-7286 or for international callers by dialing 1-913-981-4902. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 8775403. The replay will be available until August 7, 2007. The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates 640 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to our projected earnings per share growth, as well as statements under the heading “Outlook” regarding our expected comparable restaurant sales increases, the number of restaurants we intend to open, our expected stock compensation expense, effective tax rate, and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; risks relating to our separation from McDonald’s; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2007		2006
Revenue:
Restaurant sales	$274,222	100.0%	$204,236	99.7%
Franchise royalties and fees	124	0.0	700	0.3

Total revenue	274,346	100.0	204,936	100.0

Restaurant operating costs:
Food, beverage and packaging	87,463	31.9	63,341	30.9
Labor	71,116	25.9	56,941	27.8
Occupancy	18,322	6.7	14,338	7.0
Other operating costs	33,665	12.3	25,873	12.6
General and administrative expenses	18,109	6.6	17,643	8.6
Depreciation and amortization	10,576	3.9	8,309	4.1
Pre-opening costs	2,570	0.9	1,505	0.7
Loss on disposal of assets	1,843	0.7	1,116	0.5

	243,664	88.8	189,066	92.3

Income from operations	30,682	11.2	15,870	7.7

Interest income	1,530	0.6	1,622	0.8
Interest expense	(74)	—	(65)	—

Income before income taxes	32,138	11.7	17,427	8.5
Provision for income taxes	(12,157)	(4.4)	(6,635)	(3.2)

Net income	$19,981	7.3%	$10,792	5.3%

Earnings per share:
Basic	$0.61		$0.33

Diluted	$0.60		$0.33

Weighted average common shares outstanding:
Basic	32,642		32,462

Diluted	33,065		32,903

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Six months ended June,
	2007		2006
Revenue:
Restaurant sales	$509,706	99.9%	$390,647	99.7%
Franchise royalties and fees	735	0.1	1,304	0.3

Total revenue	510,441	100.0	391,951	100.0

Restaurant operating costs:
Food, beverage and packaging	162,134	31.8	122,573	31.3
Labor	136,570	26.8	109,878	28.0
Occupancy	35,610	7.0	28,210	7.2
Other operating costs	63,423	12.4	49,111	12.5
General and administrative expenses	35,118	6.9	32,910	8.4
Depreciation and amortization	20,740	4.1	16,312	4.2
Pre-opening costs	4,380	0.9	2,615	0.7
Loss on disposal of assets	3,135	0.6	1,739	0.4

	461,110	90.3	363,348	92.7

Income from operations	49,331	9.7	28,603	7.3

Interest income	3,020	0.6	2,592	0.7
Interest expense	(149)	—	(129)	—

Income before income taxes	52,202	10.2	31,066	7.9
Provision for income taxes	(19,781)	(3.9)	(12,286)	(3.1)

Net income	$32,421	6.4%	$18,780	4.8%

Earnings per share:
Basic	$0.99		$0.59

Diluted	$0.98		$0.59

Weighted average common shares outstanding:
Basic	32,600		31,577

Diluted	33,010		31,986

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	June 30, 2007	December 31, 2006
Total current assets	$176,412	$178,837
Total assets	$645,833	$604,208
Total current liabilities	$60,194	$61,201
Total liabilities	$135,202	$130,251
Total shareholders’ equity	$510,631	$473,957

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2007	2006
Cash provided by operating activities	$62,039	$45,070
Cash used in investing activities	$(68,384)	$(37,005)
Cash provided by financing activities	$8,920	$133,918

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006
Number of company-operated restaurants opened	32	28	35	30	14
Franchise acquisitions	4	4	—	—	—
Restaurant relocations or closures	(1)	—	(1)	(1)	—
Number of company-operated restaurants*	640	605	573	539	510
Average restaurant sales	$1,674	$1,631	$1,611	$1,584	$1,545
Comparable restaurant sales increases	11.6%	8.3%	10.1%	11.6%	14.5%

*	All restaurants are company-operated as of June 30, 2007. Excludes four restaurants operated by franchisees as of March 31, 2007 and eight restaurants operated by franchisees for all prior periods.